UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
         --------------------------------------------------------
                                  SCHEDULE 14A
                      Proxy Statement Pursuant to Section 14(a) of
                           the Securities Exchange Act of 1934

/x/  Filed by the Registrant
/ /  Filed by a Party other than the Registrant

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material under Section 240.14a-12


                       ROFIN-SINAR TECHNOLOGIES INC.
         --------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


    -------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transactions applies:

          -------------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          -------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      5)   Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:
                                   ------------------------------------------
       2)   Form Schedule or Registration Statement No.:
                                                        ---------------------
       3)   Filing Party:
                         ----------------------------------------------------
       4)   Date Filed:
                       ------------------------------------------------------

Peter Wirth
      Chairman of the Board,
                                                        January 29, 2010


Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Wednesday, March 17, 2010, at 10:00 a.m., local time, at Rofin-Sinar Technologies Inc., 40984 Concept Drive, Plymouth, MI 48170.

At this year's annual meeting, the agenda includes:

1.    The election of three (3) directors for a term to expire in 2013;

2. The ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ended September 30, 2010.

The Board of Directors recommends that you vote FOR election of the slate of nominees for directors and FOR ratification of appointment of the independent registered public accountants. We will also report on current business conditions and our recent developments. Members of the Board of Directors and our executive officers will be present to discuss the affairs of Rofin-Sinar Technologies Inc. and to answer any questions you may have.

It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

To help us plan for the meeting, please mark the appropriate box on the accompanying proxy card telling us if you will be attending.

                                                Sincerely,


                                                /s/  Peter Wirth
                                                --------------------
                                                Peter Wirth

                           [ROFIN-SINAR TECHNOLOGIES LOGO]





                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


TO THE STOCKHOLDERS
OF ROFIN-SINAR TECHNOLOGIES INC.

The Annual Meeting of Stockholders of Rofin-Sinar Technologies Inc. will be held at Rofin-Sinar Technologies Inc., 40984 Concept Drive, Plymouth, MI 48170 on Wednesday, March 17, 2010, at 10:00 a.m., local time. The items of business are:

     1. Election of three Class II directors to serve for a three-year term until the 2013 Annual Meeting of Stockholders;

     2. Ratification of appointment of Deloitte & Touche LLP as the the Company's independent registered public accountants for the fiscal year ending September 30, 2010;

     3. To transact such other business as may properly come before the meeting and any adjournments thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record at the close of business on January 22, 2010 will be entitled to vote at the annual meeting.

                                   By Order of the Board of Directors

                                     /S/  Cindy Denis
                                    ----------------------------
                                    Cindy Denis
                                    Secretary

Plymouth, Michigan
January 29, 2010

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS. A complete set of proxy materials relating to out annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting and Proxy Statement, including proxy card and annual report, may be viewed and downloaded at: http: / /www.rofin.com/en/investor_relations/annual_general_meeting/


EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                        ROFIN-SINAR TECHNOLOGIES INC.
                            40984 CONCEPT DRIVE
                        PLYMOUTH, MICHIGAN  48170


                  --------------------------------------
                             PROXY STATEMENT
                  --------------------------------------


                    FOR ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MARCH 17, 2010
                  --------------------------------------



This Proxy Statement is furnished to the shareholders of Rofin-Sinar Technologies Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at Rofin-Sinar Technologies Inc., 40984 Concept Drive, Plymouth, MI 48170 on Wednesday, March 17, 2010, at 10:00 a.m., local time, and at any adjournments thereof. The approximate date on which this Proxy Statement and form of proxy is first being sent to the Company's stockholders is January 29, 2010. References in this Proxy Statement to "we," "our" or "us" refer to Rofin-Sinar Technologies Inc., unless otherwise noted.

Only stockholders of record as of the close of business on January 22, 2010 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on the Record Date, there were 29,112,019 shares of Common Stock, $0.01 par value per share, of the Company outstanding.

Each owner of record on the Record Date is entitled to one vote for each share of Common Stock of the Company so held. The presence, either in person or by properly executed proxy, of the owners of one third of the outstanding shares of Common Stock of the Company entitled to vote is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Cindy Denis) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Stockholders voting by proxy for the election of directors nominated to serve until the 2013 Annual Meeting may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees for director, and FOR the proposal to ratify the appointment of the independent auditors. Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the vote. Stockholders are not entitled to appraisal rights in connection with any of the proposals in this proxy statement.

The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are presented at the Annual Meeting, the persons named in the proxy card will vote in accordance with their judgment.

This solicitation is being made by the Board of Directors of the Company and its cost (including preparing and mailing of the notice, this Proxy Statement and the form of proxy) will be paid by the Company. We have engaged Georgeson Inc. to assist with the solicitation of proxies for a fee not to
exceed $6,500, plus reimbursement for out-of-pocket expenses.   The Company
will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy material to their principals and will reimburse them for their reasonable expenses in so doing. No compensation in addition to regular salary and benefits will be paid to any officer or regular employee for such solicitation assistance.

                                  PROPOSAL ONE:
                             ELECTION OF DIRECTORS

Board of Directors

Pursuant to the Company's Certificate of Incorporation, the Board of Directors is divided into three classes, with staggered three-year terms, and not more than one class of directors being elected at any Annual Meeting of the Stockholders.

Carl F. Baasel, Gary K. Willis, and Daniel J. Smoke, the three Class II directors whose terms will expire at the Annual Meeting, have been nominated by the Board of Directors to stand for re-election as Class II directors to hold office until the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors knows of no reason why any nominee will be unable or unwilling to serve as a nominee or director if elected. Certain information concerning Carl F. Baasel, Gary K. Willis, and Daniel J. Smoke is furnished below:

   Carl F. Baasel, 68, became a member of the Company's Board of Directors in October 2000, following the Company's acquisition of a majority stake in Carl Baasel Lasertechnik GmbH, a company that Mr. Baasel founded in 1975. Mr. Baasel served as that company's Managing Director until September 2001, when it was transformed into a limited partnership under the name "Carl Baasel Lasertechnik GmbH & Co. KG". From September 2001 until June 2008, he has served as Managing Director of this limited partnership, which is a fully owned subsidiary of the Company. Mr. Baasel holds a Master's Degree in Physics from the Technical University of Munich.

   Gary K. Willis, 64, has been a member of the Company's Board of Directors since September 1996. Mr. Willis retired from Zygo Corporation in November 2000, where since November 1998, he had been Chairman of the Board of Directors. Mr. Willis had also served as Director of Zygo Corporation since February 1992 and as its President and Chief Executive Officer from 1992 and 1993 through 1999, respectively. Prior to joining Zygo Corporation, he was Chairman, President and Chief Executive Officer of The Foxboro Company. Mr. Willis rejoined Zygo Corporation as a Director in June 2009 and also serves as a Director of Vion Pharmaceuticals Inc., Plug Power Corporation, and Middlesex Health Services, Inc. Mr. Willis previously served as a Director of Benthos Corporation until 2006. Mr. Willis has a Bachelor of Science Degree in Mechanical Engineering from Worcester Polytechnic Institute. Mr. Willis is a member of the Company's Audit, Compensation, and Nominating Committees.

   Daniel J. Smoke, 60, has been a member of the Company's Board of Directors since August 2003. On January 4, 2010, Mr. Smoke became the Chief Financial Officer ("CFO") of JAC Products Inc. He was previously the CFO of Truck Bodies and Equipment International, Inc. from 2006 to 2007; B.R. Lee Industries, Inc. from 2005 to 2006; and Marco Wood Products Inc. from 2004 to 2005. From 1999 to 2004, Mr. Smoke was in a private consulting practice. Mr. Smoke served as Vice President and CFO of Bucyrus International, Inc. from 1996 to 1999. Prior to that, he served as Vice President and CFO for the Folger Adam Company from 1995 to 1996. Mr. Smoke held various positions at Eagle Industries, Inc. from 1986 to 1994, including Corporate Controller, Vice President of Finance, Senior Vice-President and Group Executive, and Division President. Mr. Smoke has a Bachelor of Arts Degree in Business Administration from Washington State University and a Master of Science Degree in Accounting from California State University. Mr. Smoke is a member of the Company's Audit, Compensation, and Nominating Committees.

The three nominees receiving the highest number of affirmative votes will be elected as Class II directors of the Company.









Recommendation of the Nominating Committee of the Board of Directors Concerning the Election of Directors

The Nominating Committee of the Board of Directors of the Company recommends a vote FOR Carl F. Baasel, Gary K. Willis, and Daniel J. Smoke as Class II directors to hold office until the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified. Proxies received by the Board of Directors will be so voted unless stockholders specify a contrary choice in their proxy. The members of the Nominating Committee, Messrs. Reins, Willis, Smoke, and Dr. Fantone, are independent directors within the meaning of Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Existing Class Three Directors Whose Terms Expire in 2011

Peter Wirth, 63, served as Executive Chairman of the Board of Directors from September 1996 until September 2009. In October 2009, Dr. Wirth retired as General Manafer of RSK and continues to serve as Non-Executive Chairman of the Board of Directors. Dr. Wirth was previously the Chief Executive Officer and President of the Company from September 1996 until May 2005. He has also served as General Manager of RSL from October 1994 until September 2009. From 1991 until October 1994, Dr. Wirth was President of Rofin-Sinar Inc. He joined RSL in 1979 as Sales Manager for Industrial Lasers, and became Director, Sales and Marketing in 1983. He holds a Master's Degree and a Ph.D. in Physics from the Technical University in Munich, Germany.

Stephen D. Fantone, 56, has been a member of the Company's Board of Directors since October 2005. Dr. Fantone is the President and Chief Executive Officer of Optikos Corporation and is a Senior Lecturer at M.I.T. Dr. Fantone served as a director, since March 1995, and Chairman of the Board of Directors, since January 1997, of Benthos Inc., until it was sold in January 2006. Dr. Fantone has been a director at Zygo Corporation since June 2009. Dr.
Fantone has his Bachelor of Science Degree in Electrical Engineering and Management from M.I.T. and a Ph.D. in Optics from the Institute of Optics at the University of Rochester. Dr. Fantone is a member of the Company's Audit, Compensation, and Nominating Committees.



Existing Class One Directors Whose Terms Expire in 2012

Gunther Braun, 52, has been Chief Executive Officer and President of the Company since May 2005 and a member of the Company's Board of Directors since September 1996. He served as Executive Vice President, Finance and Administration, Chief Financial Officer and Treasurer from September 1996 to May 2005. Since 1994, he has also been the Financial Director for Rofin-Sinar Laser GmbH ("RSL"). He joined RSL in 1989 in connection with RSL's acquisition of Coherent General Inc.'s Laser Optronics marking division. Mr. Braun holds a Business Administration Degree from the Fachhochschule in Regensburg, Germany.

Ralph E. Reins, 69, has been a member of the Company's Board of Directors since September 1996. Mr. Reins was as a Director of Group Dekko until June 2009 and of Weirton Steel until December 12, 2002. He was Chief Executive Officer of Qualitor Inc. until July 1, 2002 and remained as Chairman of Qualitor Inc. until it was sold in December 2004. Mr. Reins served as President and Chief Executive Officer of AP Parts International, Inc. from 1995 to 1997, as President and Chief Executive Officer of Envirotest Systems Corp. in 1995, as President of Allied Signal Automotive from 1991 through 1994 and as President of United Technologies Automotive from 1990 to 1991. Prior to that, he was Chairman, Chief Executive Officer, President and Chief Operating Officer of Mack Truck from 1989 to 1990 and President and Chief Executive Officer of ITT Automotive from 1985 to 1989. Mr. Reins is a member of the Company's Audit, Compensation, and Nominating Committees.

                DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board of Directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by NASDAQ and in light of each director's affiliations with the Company and members of management. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Dr. Wirth, and Messrs. Braun and Baasel, are independent. Dr. Wirth, and Messrs. Braun and Baasel were determined to lack independence due to their status as the Company's Executive Chairman of the Board; President and Chief Executive Officer; and Managing Director, respectively.

Audit Committee Financial Expert

The Board of Directors has determined that one member of the Audit Committee, Daniel J. Smoke, qualifies as "audit committee financial expert" as such term is defined in the applicable Securities and Exchange Commission Audit Committee rules and that he has the requisite level of financial sophistication required under the listing standards of NASDAQ.




Code of Business Conduct and Ethics

The Board of Directors and the Company are committed to good corporate governance practices. The Company's Code of Business Conduct and Ethics requires management, including the Company's Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Controller, and employees to abide by high standards of business conduct and ethics. The Code of Business Conduct and Ethics is available in the Investors Relations section of the Company's web site at www.rofin.com


Executive Sessions of Non-Management Directors

Executive sessions of non-management directors (consisting of all independent directors) are regularly scheduled and held at each meeting.

Stockholder Communications with the Board

Any stockholder who wishes to send any communications to the Board, a particular committee of the Board or a particular director should also deliver such communications to the Secretary of the Company at the address listed above. The Secretary is responsible for determining, in consultation with other officers of the Company, counsel, and other advisers as appropriate, which stockholder communications will be relayed to the Board.


                       BOARD OF DIRECTORS AND COMMITTEES

During the fiscal year ended September 30, 2009, the Board of Directors held five meetings. All directors attended at least 75% of the meetings of the Board of Directors and meetings of the committees of which they are members. The Board currently has an Audit Committee, a Compensation Committee, and a Nominating Committee. We do not have a formal policy regarding attendance by directors at annual meetings. However, our directors are expected to attend board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. All directors who were on the Board at the time of the last annual meeting attended the meeting.



BOARD COMMITTEES

Audit Committee. The Audit Committee is responsible for recommending an independent registered public accounting firm to the Board of Directors, reviewing the proposed scope of such audit, approving the audit fees, overseeing and evaluating the performance of the independent registered public accounting firm, overseeing the accounting and financial reporting policies and internal control systems of the Company, reviewing and approving transactions between the Company and its directors, officers and affiliates, considering whether the provision by the external auditors of services related to the annual audit and quarterly reviews is consistent with maintaining the auditors' independence, and reviewing annually the adequacy of the Audit Committee Charter. The Board of Directors has adopted a written Charter for the Audit Committee. A copy of the Audit Committee Charter was attached as Appendix A to the Proxy Statement filed on January 27, 2009 and is available in the Investor Relations section of the Company's website at www.rofin.com.

During fiscal year 2009, the members of the Audit Committee were Messrs. Reins, Willis, Smoke and Dr. Fantone. Mr. Smoke has been identified as a "financial expert" under applicable Securities and Exchange Commission ("SEC") audit committee rules. All members of the Audit Committee are independent directors within the meaning of Rule 4200(a)(15)of the NASDAQ Marketplace Rules. During fiscal 2009, Mr. Smoke was Chairman of the Audit Committee. In fiscal 2009, the Audit Committee held five meetings.

The Nominating Committee. The Nominating Committee is responsible for assisting the Board by actively identifying individuals qualified to become Board members and recommending to the Board of Directors nominees for election at the next annual meeting of stockholders. The Nominating Committee has two primary methods for identifying candidates (other than those proposed by the Company's stockholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible candidates from a number of sources including members of the Board; senior level Company executives; individuals personally known to the members of the Board; and research. Second, the Nominating Committee may from time to time use its authority under its charter to retain, at the Company's expense, one or more search firms to identify candidates (and to approve such firms' fees and other retention terms). The Nominating Committee will also consider nominees recommended by stockholders. Although there are no formal procedures for stockholders to nominate persons to serve as directors, stockholders wishing to submit nominations should notify the Company at its principal offices (Attention: Cindy Denis, Secretary, 40984 Concept Drive, Plymouth, MI 48170) of their intent to do so. To be considered by the Nominating Committee, nominations must be received on or before the deadline for receipt of stockholder proposals. See "Stockholders' Proposals." Any candidate submitted by a stockholder must meet the definition of an "independent director" under NASDAQ.

The Nominating Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. Once the nominee has been contacted and accepts to be considered as a nominee, the Nominating Committee reviews and analyzes the nominee's resume, credentials and the expertise the nominee would offer the Board of Directors and the Company. Directors are selected based on their ability to represent the best interests of the Company's stockholders and not just one particular constituency; demonstrated sound business judgment and an inquiring mind; expertise that adds to the composition of the Board; professional experience, education, and their interest in, and capacity for understanding the complexities of, the operation of the Company; and their being prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee of which he or she is a member. These individuals can bring considerable experience to the impartial oversight of the Company's operations. The Board of Directors has adopted a written Charter for the Nominating Committee. A copy of the Nominating Committee Charter was attached as Appendix B to the Proxy Statement filed on January 30, 2004 and is available in the Investor Relations section of the Company's website at www.rofin.com.

The members of Nominating Committee, during fiscal year 2009, were Messrs. Reins, Willis, Smoke and Dr. Fantone, each of whom are independent directors within the meaning of Rule 4200(a)(15) of the NASDAQ Marketplace Rules. Messrs. Reins, Willis, Smoke, and Dr. Fantone are not employees of the Company. During fiscal 2009, Mr. Willis was Chairman of the Nominating Committee. In fiscal 2009, the Nominating Committee held one meeting.

The Compensation Committee. The Compensation Committee is responsible for providing a general review of the Company's compensation and benefit plans and ensuring that they meet corporate financial and strategic objectives.
The responsibilities of the Compensation Committee also include administering the 1996 Equity Incentive Plan, the Annual Incentive Plan, the 2002 Equity Incentive Plan, and the 2007 Incentive Stock Plan (all of which are described below), including selecting the officers and salaried employees to whom awards will be granted and making such awards. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee Charter is available in the Investor Relations section of the Company's website at www.rofin.com. The members of the Compensation Committee are Messrs. Reins, Willis, Smoke and Dr. Fantone, each of whom are independent directors within the meaning of Rule 4200(a)(15) of the NASDAQ
Marketplace Rules.   Messrs. Reins, Willis, Smoke and Dr. Fantone are not
employees of the Company. During fiscal 2009, Mr. Reins was Chairman of the Compensation Committee. In fiscal 2009, the Compensation Committee held three meetings.



Compensation Committee Matters

Scope of Authority

The Compensation Committee acts on behalf of the Board of Directors of the Company and, by extension, the shareholders to establish the compensation of executive officers of the Company and provides oversight of the Company's global compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to our 2007 Incentive Stock Plan discussed below covering named executive officers ("NEOs") and other employees. In general, the Committee may rely on recommendations from the Chief Executive Officer regarding participant selection and award determination. However, the Compensation Committee makes final determinations regarding any compensation decisions.

The Committee's Processes

The Compensation Committee has established a number of processes to assist it in ensuring that the Company's executive compensation program is achieving its objectives. Among those are:

* Meetings. The Compensation Committee meets several times each year. Compensation Committee agendas are established in consultation with the Committee Chair. The Compensation Committee meets in executive session following each regular meeting.

* Assessment of Company Performance. The Compensation Committee uses Company performance measures in establishing total compensation ranges; the Compensation Committee considers various measures of Company performance, including revenues or net income.

* Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the NEOs. During the course of each year, the Compensation Committee meets with the Chief Executive Officer to review recommendations on changes, if any, in base salary of each NEO (other than the Chairman and the Chief Executive Officer).


Compensation Committee Interlocks And Insider Participation

Messrs. Reins, Willis, Smoke and Dr. Fantone are the members of the Compensation Committee of the Board of Directors of the Company. None of such individuals is an officer of the Company. There are no compensation committee interlocks involving executive officers of the Company.


                            EXECUTIVE OFFICERS

Our executive officers and their respective positions as of the record date are set forth in the following table. Biographical information regarding each executive officer who is not also a director is set forth below.

Ingrid Mittelstaedt, 45, has been Chief Financial Officer, Executive Vice President, Finance and Administration, and Treasurer since December 2005. Since 1997, she was Head of Corporate Controlling for the Company and Head of Finance and Administration of RSL. Before joining the Company, Mrs. Mittelstaedt was a Supervising Senior with KPMG in Germany. She holds a Master's Degree in Economic Sciences from the University of Buenos Aires and is an Argentinean certified public accountant.

Thomas Merk, 47, has been Chief Operating Officer of the Rofin Micro Business since December 2005, the Rofin Marking Business since July 2006, and a Managing Director of Carl Baasel Lasertechnik GmbH & Co. KG. since May 2000. He started his career in 1989 at Boehringer Werkzeugmaschinen Vertriebs GmbH, Germany, and remained there until 2000, most recently serving as sales director. Mr. Merk holds a Master's Degree in mechanical engineering from the Technical University of Stuttgart, Germany.

Louis Molnar, 56, has been Chief Operating Officer of the Rofin Macro Business since December 2005. He also serves as President of Rofin-Sinar Inc., a fully owned subsidiary of the Company, located in Plymouth, Michigan, since August 2000 and President of Rofin-Baasel Inc., a fully owned subsidiary of the Company in Boxborough, Massachusetts since July 2003. Mr. Molnar served as President and Chief Operational Officer of GALCO Industrial Electronics, a company offering electrical and electronic control products, from July 1997 until August 2000. Prior to that date, Mr. Molnar served as Director for FANUC Robotics, where he was responsible for the entire business infrastructure and operations, as well as all engineering functions, for the automotive components and general industries markets. Mr. Molnar holds a Bachelor of Science Degree in Electrical Engineering from Oakland University and a Master's Degree in Business Administration from Michigan State University.

Ulrich Hefter, 57, has been Chief Technical Officer of the Company since March 2006. He has been Chief Technical Director of RSL, since April 2001. Dr. Hefter graduated in Physics at the University of Kaiserslautern in 1981, where he worked as a Junior Scientist from 1983 onwards, after a two year stay at the University of Colorado. In 1984 he started his career as Research Manager for Laser-Optronic, a company which developed, manufactured and sold laser marking systems. In 1987 he also became responsible for the Engineering Department at Laser-Optronic. Laser-Optronic has been part of the Marking Division of Rofin-Sinar Laser GmbH since 1989.


                         EXECUTIVE COMPENSATION

                  COMPENSATION DISCUSSION AND ANALYSIS

For the fiscal year ending September 30, 2009, which we refer to as "fiscal year 2009", our NEOs were:

*     our Chairman of the  Board , Dr. Peter Wirth,

*     our President and  Chief Executive Officer, Mr. Gunther Braun

*     our Chief Financial Officer and Treasurer, Mrs. Ingrid Mittelstaedt

*     our Chief Operating Officer - Macro, Mr. Louis Molnar,

*     our Chief Operating Officer - Micro & Marking, Mr. Thomas Merk, and

*     our Chief Technical Officer - Dr. Uli Hefter

Following this "Compensation Discussion and Analysis", you will find a series of tables containing specific information about the compensation earned, awarded or paid during fiscal year 2009. Please refer to those tables when considering the discussion below.


Compensation Philosophy and Objectives

Our philosophy is to align NEO compensation with our strategic objectives, while providing competitive compensation that enables us to attract and retain top quality executive talent. To that end, the primary objectives of our NEO compensation policy are to:

* Provide compensation in a manner that allows for management to share in the risks and potential rewards of our enterprise growth.

* Maintain the common interest of NEOs and our shareholders in our long-term growth through a focus on stock options.

* Provide incentives for short-term success-oriented operation through our annual cash incentive program.

* Attract and retain individuals with the leadership and technical skills to carry the Company into the future and to grow the business.

Principal Components of Executive Compensation

The principal components of our executive compensation program are:

*     Base salary

*     Annual cash incentive award; and

*     Long-term, equity-based incentives


Mix of Compensation Components

NEO compensation is based on our pay-for-performance philosophy, which rewards executive performance that correlates closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executives' annual and long-term compensation is at-risk, meaning that the ultimate value of their compensation is largely or entirely dependent on our overall growth and success. We believe that this benefits our company and shareholders by ensuring that our management team has strong commitment to the health of our entire company.

Target Pay Philosophy - How We Use Our "Comparator Group"

Our NEO compensation is reviewed against executive compensation at a designated set of publicly-traded companies (which we call our "Comparator Group"). Historically, our Comparator Group was constructed using companies that are similar to us in terms of their total revenues, manufacturing focus and profitability and for which executive officer positions were comparable to ours in terms of breadth, complexity and scope of responsibilities. However, given the global economic downturn during fiscal year 2009, we did not believe that an accurate Comparator Group could be obtained as revenues, profitability and officer responsibilities changed throughout the year for many companies.

Historically, our Comparator Group included manufacturing companies with an optical, electronics and/or engineering background having revenues ranging from approximately $400 million to approximately $1.0 billion with return on sales of approximately 10% or higher over a three year period. In fiscal year 2007, the Comparator Group was comprised of the following companies: Coherent Inc., Newport Corp., Tektronix Inc., Rogers Corp., GSI Group, FLIR Systems, Inc., Technitrol Inc., Trimble Navigation, Inc, National Instruments, Inc, Kemet Corp., Aeroflex Inc., MTS Systems, Inc., Littlefuse Inc. and Dolby Laboratories, Inc.

The Compensation Committee evaluates the total compensation package of our NEOs against the total compensation package of NEOs in the Comparator Group. The individual components of the total package and the relative size of each component to the total compensation package are used in this consideration, although the Committee does not seek to match any particular percentile among the Comparator Group. Instead, the Committee considers information on our Comparator Group in order to get a general sense of compensation trends in our industry and the appropriateness of our NEO compensation packages. It relies on proxy statements, executive compensation surveys and its compensation consultants, ECA Executive Compensation Advisers, for data on current market pay practices and trends. The Compensation Committee retains and utilizes the services of ECA Executive Compensation Advisers in evaluating the composition of a variety of salary practices. Our compensation consultants are primarily engaged to provide the Compensation Committee with publicly available compensation data and current compensation trends.

Components of Executive Compensation for fiscal year 2009

As is our general philosophy, for fiscal 2009, the Compensation Committee used a three-pronged approach to our executive compensation program: 1) base salary; 2) annual cash incentive awards; and 3) long-term equity-based compensation. We believe that this program balances the mix of cash and equity compensation, and leaves an appropriate portion of each NEOs compensation package "at-risk,". Historically, executive compensation for a particular fiscal year is reviewed and finalized by the Compensation Committee during its first meeting in the current fiscal year.

Base Salary

The Compensation Committee considers relevant market pay practices when setting executive compensation to ensure our ability to recruit and retain high caliber talent. The Compensation Committee sets base salary levels for executive officers each year based on a number of factors, including the status of the competitive marketplace for such positions, the responsibilities of the position, the experience of the individual, the individual's performance and contributions to our company during the past year, and our desire to maintain internal equity in pay structure in relationship to other executives within the Company and against the executive compensation of our "Comparator Group". Base salary is the one fixed component of our executives' total direct compensation, in contrast to incentive compensation, which is based on our performance. The Compensation Committee reviews the base salaries of executive officers annually and whenever an executive is promoted. The Compensation Committee meets with the Chief Executive Officer to review recommendations on changes, if any, in base salary of each NEO (other than the Chairman or the Chief Executive Officer). The Compensation Committee reviews and approves changes in the base salary of the Chairman or Chief Executive Officer. Our NEOs' base salaries trend towards the low end of the range of base salaries in our Comparator Group for that position.

For more information regarding our NEOs' base salaries for fiscal year 2009, see the "Summary Compensation Table" on page 21.

Cash Incentive Bonuses

The Compensation Committee has established a Cash Incentive Plan for our NEOs in order to align executive compensation with the Company's revenue, operating profit and net income objectives.

Under the Cash Incentive Plan actual bonus payouts are determined by the Compensation Committee based upon the actual performance of the NEO against the targeted goals. The Chief Executive Officer approves all individual awards under the Cash Incentive Plan except his own, the NEOs' and that of the Chairman, which are approved by the Compensation Committee in its sole discretion. The Cash Incentive Plan is available to all NEOs and selected other members of the Company's senior management. Awards under the Cash Incentive Plan paid for fiscal 2009 appear in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column. The selected participants receive incentive awards designed to focus management's attention and effort on the attainment of pre-established annual performance goals.

Target Opportunities. Each participant in the Cash Incentive Plan is assigned a target award opportunity, expressed as a percentage of the annual base salary, which percentage is set forth in the participant's employment
agreement or offer letter, as applicable.   During fiscal year 2008, the
Committee determined that the target awards required modification so that they would be in the upper quartile of our Comparator Group's annual cash incentive amounts, instead of the middle quartile. For fiscal years 2009 and 2008, the target award opportunity for Mr. Braun was 70% of his base salary, the target award opportunity for Messrs. Hefter, Merk, Molnar and Mrs. Mittelstaedt were 50% of their base salaries and the target award opportunity for Dr. Wirth was 40% of his base salary.

Pre-Established Performance Goals. For Dr. Wirth, Messrs. Braun, Hefter, Molnar and Merk, and Mrs. Mittelstaedt, the performance goals are based upon consolidated revenues and consolidated net income for the fiscal year. In addition, Mr. Molnar's and Mr. Merk's performance goals include pre-established individual goals which are determined to be important in relationship to the position they maintain within the Company.

For each metric, a specific target performance goal and a defined performance range around the target are established. The performance range consists of a threshold-or minimum performance level-and a maximum performance level for each NEO. The cash incentive award is guaranteed if the applicable targets are reached.

For 2009, if we reached our threshold targets, Mr. Braun would have been entitled to 35% of his base salary; Messrs. Hefter, Merk and Molnar and Mrs. Mittelstaedt would have been entitled to 25% of their base salary and Dr. Wirth would have been entitled to receive 20% of his base salary. If we reached our target goals, Mr. Braun would have been entitled to 70% of his base salary; Messrs. Hefter, Merk and Molnar and Mrs. Mittelstaedt would have been entitled to 50% of their base salary and Dr. Wirth would have been entitled to receive 40% of his base salary. If we reached the maximum performance target, Mr. Braun would have been entitled to 77% of his base salary; Messrs. Hefter, Merk and Molnar and Mrs. Mittelstaedt would have been entitled to 55% of their base salary and Dr. Wirth would have been entitled to receive 44% of his base salary. The Compensation Committee does not have "negative" discretion to reduce the size of any award if the relevant targets are met. However, the Compensation Committee does have the discretion to provide an award given the overall performance of the Company if specific target goals are not met.

Our target goals are intended to be attainable yet challenging. However, they are set high enough that significantly exceeding them would require performance in excess of our expectations. We believe that if financial targets are not attainable, the Cash Incentive Plan will lose the motivational effect it was designed to achieve and payouts will lag behind competitive market levels.

For more information regarding our annual cash incentive program, see the "Summary Compensation Table" and the "Grants of Plan-Based Awards" table.


Long-Term Incentive Compensation - Stock Options

We believe that long-term equity incentive compensation is an integral component of our compensation program because it has the effect of recruiting, retaining and motivating high-quality employees. In addition, we believe that long-term incentive compensation aligns executives' interests with the interests of shareholders, and rewards the achievement of the Company's long-term strategic goals. Grants of long-term incentive awards are based on Company performance, and targeted at levels that approximate market value of equity incentive compensation for executives holding comparable positions at companies in the Comparator Group, utilizing the same compensation data used for setting total annual compensation. In March of each fiscal year, the Compensation Committee reviews and approves the stock options to be granted to executives and other eligible employees who participate in the Company's long-term incentive programs. Generally, in recent years, stock options have been granted to executive officers with stock options being used as a compensation component over the vesting period of the options, generally five years.

All equity awards granted in fiscal year 2009 were granted from our 2007 Incentive Stock Plan. Some features of our stock option program include:

* Options vest ratably over 5 years, which means that twenty percent (20%) of the options will become exercisable one year from the date of grant, and an additional 20% of the option will become exercisable each year thereafter;

*     The term of each grant does not exceed ten (10) years; and

* The exercise price is equal to the closing market price on the date of grant.

For additional information concerning the timing of grants of stock options, see "Equity Grant Practices" below.

In March 2009, the Committee awarded stock options to each of the NEOs as follows: Mr. Braun 40,000 shares; Mr. Hefter, Mrs. Mittelstaedt, and, Mr. Molnar 25,000 shares; and Mr. Merk 30,000 shares. We determined the size of each NEO's grant based on our previous year's performance and the relative performance of each NEO and his or her seniority and responsibilities. In addition, the Committee considered the historical equity compensation awards by companies in our Comparator Group.

Although the Compensation Committee has the authority under our 2007 Incentive Stock Plan to grant stock appreciation rights, stock grants, and stock units in addition to stock options, in recent years we have used only stock options because we believe that options provide NEOs the best opportunity to purchase and maintain an equity position in the Company and to share in the appreciation of the value of our common stock. However, we may grant other forms of equity compensation in the future. We do not currently have any stock ownership guidelines or requirements in place for our executive officers; however, we have designed our equity incentive compensation to encourage stock ownership by management.


Equity Grant Practices

Historically, the Company has issued stock options primarily in one of three situations: (1) to employees periodically as an incentive for continued, productive employment and retention; (2) to new employees as a component of an offer of employment and an incentive to attract them to the Company and
(3) to new employees in connection with an acquisition as an incentive for continued productive employment with the Company after the acquisition is complete. All stock options are issued with an exercise price equal to the closing market value of a share of our common stock on the date of grant.

Stock options are granted, at the discretion of the Compensation Committee, to groups of employees from time to time at a regularly scheduled meeting of the Compensation Committee, usually every year in March. The exact amount of these grants to NEOs in 2009 shown in the "Grants of Plan Based Awards" table on page 23. The Compensation Committee approves all grants to employees and no authority to make grants has been delegated to management.

Stock options may be granted to new employees as a component of their overall compensation package. These option grants are approved by the Compensation Committee.

The Company may also issue options as a component of an acquisition. When this occurs, the options are approved by the Compensation Committee at a special meeting or as part of a regular meeting. No such options were issued during fiscal 2009 and we do not currently anticipate issuing options under such circumstances.


Long-Term Incentive Compensation-Pension Plans

RSL Pension Plan

Dr. Wirth, Messrs. Braun and Hefter, and Mrs. Mittelstaedt participate in the Rofin-Sinar Laser GmbH Pension Plan (the "RSL Pension Plan") for RSL executives, an unfunded plan in accordance with the typical practices of German companies. The RSL Pension Plan provides pensions to participants who
(i) retire on or after age 60 or terminate employment due to a permanent disability and (ii) have served at least 10 years with RSL at the time of separation.

The annual benefits payable under the RSL Pension Plan, which commence at the statutory retirement age of 65 (according to German law), are based upon the age at which the participant leaves RSL.

Book reserves are kept to record benefits accruals under the RSL Pension Plan. Dr. Wirth, Messrs. Braun and Hefter, and Mrs. Mittelstaedt joined or were deemed to have joined (as applicable) the RSL Pension Plan on July 1, 1979, November 1, 1984, October 1, 1984, and January 1, 1997, respectively. Assuming retirement at or after age 60, Dr. Wirth, Messrs. Braun and Hefter, and Mrs. Mittelstaedt would receive a monthly pension benefit of $3,592, $3,383, $1,098 and $734, respectively (at the weighted average Euro/U.S. dollar exchange rate in effect during the year ended September 30, 2009).

Rofin-Sinar Inc. Pension Plan

In 1996 we adopted a defined benefit plan for our employees known as the Rofin-Sinar Inc. Pension Plan (the "RSI Plan"). Under the RSI Plan, employees receive annual pension benefits equal to the product of (i) the sum of 1.125% of the first $12,000 of average final compensation and 1.5% of "average final compensation" in excess of that amount, and (ii) the number of years of service in which the employee was employed by a participating employer. Average final compensation is based upon the period of four consecutive plan years out of the last ten full plan years preceding the employee's retirement which produces the highest amount. Mr. Molnar is currently the only NEO participating in the RSI Plan.

Assuming retirement at or after age 62, Mr. Molnar would receive a monthly benefit of $4,235.

Perquisites and Other Benefits

During fiscal year 2009, we did not provide perquisites or personal benefits to executive officers.


Employment Agreements with Named Executive Officers

Dr. Wirth, Messrs. Braun, Merk and Hefter, and Mrs. Mittelstaedt have employment agreements with us, under which they are entitled to specified base salaries, adjusted by the Compensation Committee, plus the opportunity to participate in the Cash Incentive Plan. Each employment agreement has an indefinite term, subject to termination by either the Company and RSL or the executive upon two years' prior written notice. In accordance with the employment agreements, each executive has agreed (i) not to disclose or exploit any of the Company's Confidential Information (as defined therein),
(ii) to assign to the Company all inventions or improvements made by the executive in the course of his employment with the Company, and (iii) not to compete with the Company for a six month period after the completion of his term of employment. During the six-month non-competition period, the executive is generally entitled under German law to receive half of his monthly salary. The employment agreements do not provide for severance. Mr. Molnar is subject to a written offer letter specifying his base salary plus the opportunity to participate in the Cash Incentive Plan.


Change-In-Control Arrangements and Agreements

The Company does not have any change-in-control agreements or arrangements in place for any of its NEOs, although unvested outstanding stock options would vest upon a change in control.


Deductibility Cap on Executive Compensation

The Compensation Committee believes that the compensation program for executive officers should be structured in a manner that would permit deductibility under Section 162(m) of the Code. It also realizes that the evaluation of the overall performance of executive officers cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels is in the best interest of the Company and its constituencies. In some situations where discretion is used, compensation may not be fully deductible. However, the Compensation Committee does not believe that such loss of deductibility would have a material impact on the financial condition of the Company.

Tax and Accounting Considerations

Tax Deductibility of Compensation Expense. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), places a limit of $1,000,000 on the amount of compensation to certain officers that may be deducted by the Company as a business expense in any tax year unless, among other things, the compensation is performance-based and has been approved by the shareholders. To qualify as performance-based compensation, the amount of compensation must depend on the officer's performance against pre-determined performance goals established by a committee that consists solely of at least two "outside" directors who have never been employed by the Company or its subsidiaries. The members of the Compensation Committee, Messrs. Willis, Reins, Smoke, and Dr. Fantone qualify as outside directors under the IRS definition.

Tax Implications for Officers. Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. Because the Company does not provide deferred compensation to the NEOs, this limitation has no impact on the structure of the compensation program for the officers.
Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in Section 280G. The NEOs could receive the amounts shown on the table in the section entitled "Potential Payments Upon Termination or Change in Control" below as severance or change of control payments, but the Compensation Committee does not consider their potential impact in compensation program design.

Accounting Considerations. The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the NEOs. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with SFAS 123R. The Compensation Committee believes, however, that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

1. Reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and

2. based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.

                                            Compensation Committee

                                            Ralph Reins, Chairman
                                            Gary K. Willis
                                            Daniel J. Smoke
                                            Stephen D. Fantone


The foregoing report of the Compensation Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

                                      COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table summarizes compensation for our Named Executive Officers, or NEOs, for the fiscal year ended
September 30, 2009.  All subsequent tables and information will be presented for these employees as applicable.

                                         SUMMARY COMPENSATION TABLE (1)
                                     FISCAL YEAR ENDED SEPTEMBER 30, 2009

                                                              Non-Equity
                                                              Incentive       Change in
Name and Principal                                Option        Plan           Pension        All Other
Position                   Year     Salary       Awards (3) Compensation (2)   Value (4)     Compensation     Total
------------------       --------  ------------  ---------- ----------------  ------------   ------------  -----------
PETER WIRTH                2009     $ 203,915(7) $  516,830   $  16,313       ($  8,327)      $  11,733(6)  $   740,464
 Chairman of the Board     2008     $ 225,293(7) $  594,050   $  99,129        $ 38,929       $  17,284(6)  $   974,685
                           2007     $ 252,431(7) $  584,600   $ 137,458        $  7,027       $  14,807(6)  $   996,323

GUNTHER BRAUN              2009     $ 368,407    $1,001,140   $  79,935        $ 23,180       $  11,948(6)  $ 1,484,610
 President, Chief          2008     $ 411,155    $  936,420   $ 323,821        $ 38,859       $  12,166(6)  $ 1,722,421
 Executive Officer         2007     $ 337,881    $  716,340   $ 183,089        $ 19,107       $  10,786(6)  $ 1,267,203

INGRID MITTELSTAEDT        2009     $ 221,588    $  385,665   $  34,666        $  3,492       $  17,649(6)  $   663,060
 Executive Vice President  2008     $ 245,574    $  322,320   $ 140,433        $  5,204       $  13,193(6)  $   726,724
 Finance and               2007     $ 190,414    $  212,250   $  82,024        $  2,892       $  11,696(6)  $   499,277
 Administration And Chief Financial Officer

THOMAS MERK                2009     $ 224,997    $  550,665   $  34,666        $     --       $  10,734(6)  $   821,062
 Managing Director,        2008     $ 249,327    $  518,320   $ 140,433        $     --       $  11,771(6)  $   919,851
 Carl Baasel Lasertechnik  2007     $ 203,728    $  388,015   $  86,945        $     --       $  10,435(6)  $   689,124
 GmbH & Co. KG, Chief Operating
 Officer Micro Division

LOUIS MOLNAR               2009     $ 245,000    $  512,150   $  33,688        $113,333       $ 16,950 (5)  $   921,121
 President, RSI            2008     $ 242,371    $  494,090   $ 108,903        ($   810)      $ 15,783 (5)  $   860,337
 President, RB Inc.        2007     $ 234,385    $  402,240   $  98,945        $ 23,271       $ 16,340 (5)  $   775,181
 Chief Operating Officer
 Macro Division

ULI HEFTER                 2009     $ 231,104    $  432,015   $  34,666        $ 11,134       $  10,938(6)  $   719,857
 Chief Technical Officer   2008     $ 249,327    $  387,640   $ 140,433        $ 19,085       $  11,448(6)  $   807,933
                           2007     $ 203,724    $  286,680   $  87,883        $  8,486       $   8,437(6)  $   595,210

                                                   - 21-

-------------------
 (1)  Amounts paid in Euro have been converted into U.S. dollars at the weighted average exchange rate for the relevant fiscal year (for fiscal year ended September 30, 2009: US$1.00: Euro 0.7356 and for fiscal year ended
      September 30, 2008: US$1.00: Euro 0.6658)

 (2)  Represents cash amounts awarded by the Compensation Committee and paid to NEOs under our Cash Incentive Plan.
      Please refer to the Compensation Discussion and Analysis beginning on page 11 and the "Grants of Plan-Based
      Awards" table on page 23 for more details regarding this plan.

 (3)  The value of option awards represents the dollar amount expensed in the Company's financial statement in 2009 for option awards pursuant to the FASB's authoritative guidance on stock compensation; and includes awards made in
      2008 and prior years. Pursuant to SEC rules, the amounts exclude the impact of estimated forfeitures. See the
      Grants of Plan-Based Awards Table for grant specific information. Refer to Note 19 Stock Incentive Plans in the Company's financial statements in the Form 10-K for valuation assumptions.

 (4)  Represents the aggregate change in the actuarial present value of the accumulated benefits under the pension plans described in the Compensation Discussion and Analysis under Long-Term Incentive Compensation-Pension
      Plans beginning on page 17.

 (5)  $7,350, $6,183 and $6,740 of matching contributions were made by RSI on behalf of Mr. Molnar in accordance with the Rofin-Sinar Inc. 401(k) Plan for the fiscal years ended September 30, 2009, 2008 and 2007 respectively.
      Additionally, $9,600 was paid in auto allowance to Mr. Molnar for all years presented.

 (6)  Represents the value of Company leased cars received by the employees.

 (7)  Dr. Wirth's salary has been reduced to coincide with a reduced work schedule of 60% in fiscal years 2009 and 2008 and 80% in fiscal year 2007.


The following table provides additional information about grants of our plan-based awards to our NEOs in the fiscal year ended September 30, 2009.
                                                    GRANTS OF PLAN-BASED AWARDS
                                                 FISCAL YEAR ENDED SEPTEMBER 30, 2009

                                      Estimated Possible Payouts
                                           Under Non-Equity                Number        Exercise         Grant
                                       Incentive Plan Awards (1)             of          Price of       Date Fair
                                    --------------------------------     Securities     of Options       Value of
                       Grant         Threshold    Target   Maximum       Underlying       Awards          Option
Name                  Date (2)           $          $         $          Options (3)      ($/Sh)        Awards (4)
--------------      -----------     ---------- --------- -----------     ------------   ------------  -------------
PETER WIRTH                  --      $ 40,783  $  81,566  $  89,723

GUNTHER BRAUN                --      $128,942  $ 257,885  $ 283,673
                     03/18/2009                                             40,000          $ 15.04    $   274,800

INGRID MITTELSTAEDT          --      $ 55,397  $ 110,794  $ 121,873
                     03/18/2009                                             25,000          $ 15.04    $   171,750

THOMAS MERK                  --      $ 56,244  $ 112,488  $ 123,737
                     03/18/2009                                             30,000          $ 15.04    $   206,100

LOUIS MOLNAR                 --      $ 61,250  $ 122,500  $ 134,750
                     03/18/2009                                             25,000          $ 15.04    $   171,750

ULI HEFTER                   --      $ 57,776  $ 115,552  $ 127,107
                     03/18/2009                                             25,000          $ 15.04    $   171,750












                                                   - 23 -

-------------------
 (1)  These columns consist of awards under our Cash Incentive Plan for fiscal year 2009.  The Threshold column represents the minimum amount payable when threshold performance goals are met.  The Target column represents the amount payable if specified performance targets are met.  The Maximum column represents the maximum amount payable under the Plan for 2009 based on the highest target levels.  See the Summary Compensation Table for actual amounts earned under the fiscal year 2009 Plan and refer to page 14 for a discussion of our Cash
      Incentive Plan.

 (2)  Grant date coincides with the date the Compensation Committee approved the granting of shares.
      Additionally, the exercise price is based on the closing market price on the date of grant.

 (3)  The amounts listed reflect stock options granted under our 2007 Incentive Stock Plan and are described in the Outstanding Equity Awards at Fiscal Year End Table below.

 (4)  The grant date fair value of the option awards has been computed in accordance with SFAS No. 123(R), which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period, but excluding forfeiture assumptions that are used in calculating equity award expense in the
      Company's financial statements. Refer to Note 19 to the Company's Consolidated Financial Statements on
      Form 10-K for the year ended September 30, 2009 for the relevant weighted-average assumptions underlying the valuation of the option awards.


This table summarizes the equity awards held by our NEOs which are outstanding as of September 30, 2009.

                                 OUTSTANDING OPTION AWARDS (1)
                            AS OF FISCAL YEAR END September 30, 2009

                        Number of       Number of
                        Securities     Securities
                        Underlying     Underlying
                        Unexercised    Unexercised    Option       Option
                          Options        Options     Exercise    Expiration
Name                    Exercisable   Unexercisable   Price         Date
-----------------     -----------   --------------  ---------    -----------
PETER WIRTH                12,000           --       $  4.895     03/20/2013
                           85,000           --       $ 16.355     03/18/2014
                           80,000       20,000       $ 17.110     03/17/2015
                           48,000       32,000       $ 26.045     03/16/2016
                            8,000       12,000       $ 28.500     03/15/2017
                            1,000        4,000       $ 40.200     03/19/2018

GUNTHER BRAUN              10,000           --       $  5.188     11/09/2010
                           60,000           --       $  4.375     03/21/2012
                           60,000           --       $  4.895     03/20/2013
                           80,000           --       $ 16.355     03/18/2014
                           64,000       16,000       $ 17.110     03/17/2015
                           16,000        4,000       $ 15.825     05/04/2015
                           60,000       40,000       $ 26.045     03/16/2016
                           40,000       60,000       $ 28.500     03/15/2017
                           12,000       48,000       $ 40.200     03/19/2018
                               --       40,000       $ 15.040     03/18/2019

INGRID
   MITTELSTAEDT             2,000           --       $  4.895     03/20/2013
                            4,000           --       $ 16.355     03/18/2014
                            4,000        2,000       $ 17.110     03/17/2015
                           16,000       16,000       $ 26.045     03/16/2016
                           20,000       30,000       $ 28.500     03/15/2017
                            5,000       20,000       $ 40.200     03/19/2018
                               --       25,000       $ 15.040     03/18/2019

THOMAS MERK                50,000           --       $ 16.355     03/18/2014
                           40,000       10,000       $ 17.110     03/17/2015
                           30,000       20,000       $ 26.045     03/16/2016
                           24,000       36,000       $ 28.500     03/15/2017
                            6,000       24,000       $ 40.200     03/19/2018
                               --       30,000       $ 15.040     03/18/2019

LOUIS MOLNAR               30,000           --       $ 16.355     03/18/2014
                           40,000       10,000       $ 17.110     03/17/2015
                           30,000       20,000       $ 26.045     03/16/2016
                           20,000       30,000       $ 28.500     03/15/2017
                            5,000       20,000       $ 40.200     03/19/2018
                               --       25,000       $ 15.040     03/18/2019

ULI HEFTER                 30,000           --       $  4.375     03/21/2012
                           30,000           --       $  4.895     03/20/2013
                           30,000           --       $ 16.355     03/18/2014
                           24,000        6,000       $ 17.110     03/17/2015
                           24,000       16,000       $ 26.045     03/16/2016
                           20,000       30,000       $ 28.500     03/15/2017
                            5,000       20,000       $ 40.200     03/19/2018
                               --       25,000       $ 15.040     03/18/2019

-------------------
(1) The options listed above vest 20% per year over a five year period from the grant date and the grant date is ten years prior to the expiration date. See "Potential Payment upon Termination or Change in Control" on page 27 for potential acceleration provisions.


This table provides information about the value realized by the NEOs upon the exercise of options which occurred during the fiscal year ended September 30, 2009.

                           OPTION EXCERCISES
                  FISCAL YEAR ENDED SEPTEMBER 30, 2009

                                                  Option Awards
                                            --------------------------
                                             Number of
                                              Shares         Value
                                            Acquired on    Realized on
                                              Exercise       Exercise
Name                                             (1)            (2)
----------------------                      ------------  ------------
PETER WIRTH                                       --             --
GUNTHER BRAUN                                     --             --
INGRID MITTELSTAEDT                               --             --
THOMAS MERK                                       --             --
LOUIS MOLNAR                                      --             --
ULI HEFTER                                        --             --

------------
(1) Includes the shares of common stock received upon the exercise of stock options which were immediately sold, as reflected in the report On Form 4 filed with the Securities and Exchange Commission.

(2) The value realized on exercise represents the difference between the exercise price of the stock options and the market price of the Common Stock at exercise multiplied by the number of shares underlying the Option exercised.

Potential Payments upon Termination or Change in Control

Effective March 15, 2007, our stockholders approved the Rofin-Sinar Technologies Inc. 2007 Incentive Stock Plan ("the 2007 Incentive Plan"). The 2007 Incentive Plan supersedes the Rofin-Technologies Inc. 1996 Non-Employee Directors' Stock Plan and the Rofin-Sinar Technologies Inc 2002 Equity Incentive Plan. Under the above stock option plans, unless the Compensation Committee determines otherwise in its sole discretion, if an employee shall terminate by any reason other than death, disability, or retirement, an employee has up to sixty days from the date of such termination or until the expiration of the stated term of stock award, whichever period is shorter, to exercise any options that were exercisable on the date of such termination. If an employee terminates by reason of death, disability, or retirement, an employee has up to one year from the date of such termination or until the expiration of the stated term of stock award, to exercise any options that were exercisable on the date of such termination.

Furthermore, upon any Change in Control, all outstanding stock options, whether or not then exercisable, shall (as defined in the above stock option plans) become fully exercisable as of the date of the Change in Control.

The following constitute a change of control under the stock plans:

* any acquiring person becomes the beneficial owner of twenty percent (20%) or more of the then outstanding shares of common stock;

*   the shareholders of the Company approve a merger or consolidation;

* the shareholders approve a plan of reorganization or complete liquidation of the Company

In addition, in accordance with German law and their employment agreements, each of Dr. Wirth, Messrs. Braun, Merk and Hefter, and Mrs. Mittelstaedt will, in the event they resign or are terminated by the Company, be entitled to receive one-half of his or her monthly salary if the Company determines to enforce their six-month non-competition period. We would pay these amounts in equal monthly installments over six months.

The following table sets forth, for each of the following NEOs, the potential amount that such NEO would realize upon the exercise of vested options held by the NEO as of September 30, 2009, and the payments to which he or she would be entitled in connection with the non-compete clause in the relevant employment agreement, assuming a termination or change in control as of September 30, 2009. The amounts shown are based on the difference between the exercise price of the vested option and the closing price of the Common Stock on NASDAQ on September 30, 2009.

                        Acceleration
                        of Unvested                     Payments
                           Stock                        During the
                        Options Upon     Options        Six-Month
                         Change in        Upon         Non-compete
Name                    Control ($)    Termination($)    Period ($)
--------------------   --------------  -------------    -----------
PETER WIRTH              1,363,205       1,246,205        53,912
GUNTHER BRAUN            3,832,620       3,393,680        95,089
INGRID MITTELSTAEDT        295,650          85,950        59,809
THOMAS MERK                860,350         564,250        58,928
LOUIS MOLNAR               688,650         432,150          N/A
ULI HEFTER               1,671,150       1,438,050        60,510


                   NON-EMPLOYEE DIRECTOR COMPENSATION

The Compensation program for non-employee directors is reviewed annually by our Compensation Committee to ensure the program remains competitive. As part of the Compensation Committee's review, the types and levels of compensation offered to our non-employee directors are compared with those provided by a select group of comparable companies. The Compensation Committee strives to set compensation levels that are competitive and relies on proxy statements, compensation surveys and compensation consultants for data on current market trends.


Cash Compensation Paid to Board Members

Board of Directors Annual Retainers

Directors are reimbursed for reasonable travel expenses incurred in connection with their duties as directors of the Company. The following table represents the cash compensation that non-employee directors were entitled to receive through September 30, 2009.

                                                    Through
                                                 September 30,
                                                     2009
                                                ---------------
Retainer Amount (per year)                         $ 25,000
Attendance Fee (per meeting)                       $  2,000
Teleconference Attendance Fee (per meeting)        $  1,000

Additional Retainers for Committee Chairs

In addition to the annual retainer for each non-employee director, each non-employee director who chairs a Board committee is entitled to an additional cash retainer. Also, attendance fees are paid for Committee meetings, plus reimbursement of travel expenses incurred in connection with their duties as members of the Committees. The additional retainer for service as a committee chair and attendance fees were as follows:

                                                    Through
                                                 September 30,
                                                     2009
                                                ---------------
AUDIT COMMITTEE
 Chair Retainer Amount (per year)                  $ 10,000
 Attendance Fee (per meeting)                      $  1,500
 Teleconference Attendance Fee (per meeting)       $    750

COMPENSATION COMMITTEE
 Chair Retainer Amount (per year)                  $  4,000
 Attendance Fee (per meeting)                      $  1,000
 Teleconference Attendance Fee (per meeting)       $    500

NOMINATING COMMITTEE
 Chair Retainer Amount (per year)                  $  4,000
 Attendance Fee (per meeting)                      $  1,000
 Teleconference Attendance Fee (per meeting)       $    500

Non-cash Compensation

The Company had reserved 100,000 shares of common stock for the Non-Employee Directors' Stock Plan, which covered non-employee members of the Board of Directors. Under this plan each member of the Board of Directors who was not an employee of the Company and who was elected or continued as a member of the Board of Directors was entitled to receive an initial grant of 3,000 shares of common stock and thereafter an annual grant of 3,000 shares of common stock. The Directors' Plan also provided that non-employee directors aged 65 or older, upon their appointment or election to the Board of Directors, would receive, in lieu of such initial and annual grants of shares of common stock, 15,000 shares of restricted stock which vested in five equal installments on the date of grant and each of the following four anniversaries thereof. Prior to vesting, no shares of restricted stock could be sold, transferred, assigned, pledged, encumbered or otherwise disposed of, subject to certain exceptions. On March 15, 2007, this Plan was superseded by the 2007 Incentive Stock Plan, as discussed above. Under the 2007 Incentive Plan, the Company has reserved 1,600,000 shares of common stock to provide for the grant of options to purchase Common Stock ("options"), grants of shares of Common Stock ("stock grants"), stock units, and stock appreciation rights ("SARs") to certain eligible employees and to non-employee directors. During fiscal year 2009, outside directors each received 3,000 shares of common stock. The terms of these issuances are the same as those described above.

The following table shows the compensation paid in fiscal 2009 to our non-employee directors. Directors who are also officers do not receive separate directors' fees and have been omitted from this table if they appear in the Summary Compensation Table on page 21.

                        DIRECTOR COMPENSATION TABLE
                    FISCAL YEAR ENDED SEPTEMBER 30, 2009

                              Fees           Common Stock
Non-Employee Director      Paid In Cash        Value (1)        Total
---------------------     --------------      -----------     -----------
Daniel J. Smoke            $ 55,500           $  64,920        $ 120,420
Ralph E. Reins             $ 49,500           $  64,920        $ 114,420
Stephen D. Fantone         $ 45,500           $  64,920        $ 110,420
Gary K. Willis             $ 49,500           $  64,920        $ 114,420

------------
(1) The value of the stock awards has been calculated as the total number of shares granted (3,000 annually) times the closing price ($21.64) of the Common Stock on the NASDAQ on October 1, 2009 (the date of grant) and as reported on Form 4 filed with the Securities and Exchange Commission. Shares granted to non-employee directors vest immediately and therefore the fair value is equal to the closing market value on the date the shares were granted.

                        REPORT OF AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended September 30, 2009, included in the Company's Annual Report on Form 10-K. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership and Role of Audit Committee

Each of the members of the Audit Committee is independent as defined under the NASDAQ's listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

Review with Management

The Audit Committee reviews each of the Company's quarterly and annual reports, including Management's Discussion of Results of Operations and Financial Condition. As part of this review, the Audit Committee discusses the reports with the Company's management and considers the audit reports prepared by the independent registered public accounting firm about the Company's annual report, as well as related matters such as the quality of the Company's accounting principles, alternative methods of accounting under Generally Accepted Accounting Principles and the preferences of the independent registered public accounting firm in this regard, the Company's critical accounting policies and the clarity and completeness of the Company's financial and other disclosures.

The Audit Committee reviewed management's report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management's conclusions and the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the fiscal year ended September 30, 2009, the Audit Committee reviewed management's plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies.


Review and Discussions with Independent Accountants

The Audit Committee has discussed with Deloitte & Touche LLP, the
Company's independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standards No. 1 (which relates to the accountant's independence from the Company and its related entities) and has discussed with Deloitte & Touche LLP their independence from the Company.


Conclusion

Based on review and discussions referred to above, the Audit Committee recommended to the Company's Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

Audit Committee


/S/  Daniel J. Smoke                         /S/  Gary K. Willis
----------------------------              --------------------------
Mr. Daniel J. Smoke                        Mr. Gary K. Willis
Audit Committee Chairman                   Audit Committee Member



/S/  Ralph E. Reins                         /S/  Stephen D. Fantone
-----------------------------             --------------------------
Mr. Ralph E. Reins                         Dr. Stephen D. Fantone
Audit Committee Member                     Audit Committee Member

               OWNERSHIP OF COMMON STOCK BY MANAGEMENT

The following table sets forth information as of January 1, 2010, regarding the ownership of the Company's Common Stock by each director, each of the named executive officers, and the directors, nominees, and named executive officers of the Company as a group. To the Company's knowledge, each of the directors, nominees, and named executive officers has sole voting and investment power with respect to the shares owned.

As of January 1, 2010, there was no person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options that are exercisable within 60 days of January 1, 2010 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The numbers of shares of common stock beneficially owned by our directors and executive officers, are as follows:

      Name and Address        Number of Shares of
      of Beneficial              Common Stock           Percentage
      Owner (1)              Beneficially Owned (2)      of Class
 --------------------     ------------------------    --------------
      Peter Wirth                    69,600                    *
      Gunther Braun                 408,000                    *
      Ingrid Mittelstaedt            51,000                    *
      Thomas Merk                   150,000                    *
      Lou Molnar                    125,000                    *
      Carl F. Baasel                144,000                    *
      Ralph E. Reins                 21,000                    *
      Gary K. Willis                 36,000                    *
      Daniel J. Smoke                26,000 (3)                *
      Stephen D. Fantone             13,700                    *
      All directors and
         Executive officers
         as a group (10 persons)  1,033,700                   3.6

----------------------------
* Less than one (1) percent of class.
(1) The address of each of the directors and executive officers is 40984 Concept Drive, Plymouth, MI 48170.
(2) The amounts listed include the following shares of Common Stock that may be acquired within 60 days of January 1, 2010 through the exercise of stock options: Dr. Wirth, 57,000; Mr. Braun 402,000; Mr. Baasel, 16,000; Mr. Merk, 150,000; Mrs. Mittelstaedt, 51,000; and Mr. Molnar, 125,000.
(3) 400 of these shares are held by Mr. Smoke's spouse and are therefore indirectly held by Mr. Smoke.

                      EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding shares issued under equity compensation plans as of September 30, 2009:

                      Number of          Weighted          Number of
                    Securities to         Average          Securities
                    Be Issued Upon     Exercise Price       Remaining
                     Exercise of         Price of         Available For
                     Outstanding        Outstanding          Future
                      Options             Options           Issuance
                    --------------     --------------     -------------
Equity Compensation
  Plans:

  Not approved by
  shareholders           ----               ----                ----

  Approved by
  Shareholders        2,856,550          $ 22 2/5            654,500



               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The main facility in Starnberg is rented under a 25-year operating lease from the former minority shareholder of CBL, Mr. Baasel, who is also a member of the Board of Directors of the Company, and includes a clause to terminate the lease contract upon two-year notice. The Company paid expenses, mainly for rental expenses, $0.9 million, $1 million and $0.7 million, to Mr. Baasel during fiscal years 2009, 2008, and 2007, respectively.

The Company believes that all transactions noted above, have been executed on an arms-length basis. Except for the foregoing, no director, officer, nominee director, 5% holder of the Company's shares, or immediate family member, associate or affiliate thereof, had any material interest, direct or indirect, in any transaction since the beginning of fiscal year 2009 or has any material interest, direct or indirect, in any proposed transaction, having a value of $60,000 or more.

                                  PROPOSAL TWO:
                     INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP ("D&T"), as the Company's independent registered public accountants for the fiscal year ending September 30, 2010.

We are asking our shareholders to ratify the selection of D&T as our independent registered public accountants. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify appointment. Unless otherwise instructed, the proxy holder will vote the proxies received FOR the ratification of the appointment of D&T as the independent registered public accountants for the Company for fiscal 2010.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. If the resolution ratifying the appointment of D&T as independent registered public accountants is approved by the stockholders, the Board of Directors nevertheless retains the discretion to select different auditors at any time during the year if the Board of Directors believes that change would be in the best interests of the Company and its stockholders.

A representative of D&T will not be present at the meeting; however, the Company's independent auditors will be available via telephone conferencing to make a statement if they desire to do so or to respond to appropriate questions.

The following table presents fees for professional audit services rendered by D&T, on an accrual basis, for the audit of the Company's annual financial statements for 2009 and 2008, respectively, and fees billed during fiscal years 2009 and 2008 for other services rendered by D&T.

                                               2009          2008
                                            -----------   -----------
     Audit fees                             $ 1,110,791   $ 1,289,904
     Audit related fees                              --            --
                                            -----------   -----------
          Audit and audit related fees        1,110,791     1,289,904
     Tax fees (1)                               522,392       298,981
     All other fees (2)                          48,790        98,823
                                            -----------   -----------
          Total fees                        $ 1,681,973   $ 1,687,708
                                            ===========   ===========

------------------------
(1) Tax fees consisted of fees for tax consultation and tax compliance services.
(2) All other fees consisted of fees for consultation services performed in connection with various acquisitions.

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors. Mr. Smoke, the Audit Committee Chairman, has the delegated authority to pre-approve such services and these pre-approval decisions are presented to the full Audit Committee at its next scheduled meeting. During fiscal year 2009 and 2008, the Audit Committee pre-approved 100% of the total fees to D&T.

During the two most recent fiscal years ended September 30, 2009 and 2008, and through December 1, 2009, there have been no reportable events (as defined in Regulation S-K, Item 304(a)(1)(v)).

The Company has not consulted D&T on any of the matters referenced in Regulation S-K Item 304(a)(2) prior to D&T's appointment as the Company's independent registered public accounting firm.

Recommendation of the Board of Directors Concerning the Election of Independent Public Accountants

The Board recommends a vote FOR ratification of the appointment of D&T as the Company's independent registered public accountants for the current fiscal year.


                          EXPENSES OF SOLICITATION

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will request brokerage houses, custodians, fiduciaries and nominees to forward proxy materials to their principals and will reimburse them for their reasonable expenses in doing so. The Company expects to retain assistance in proxy solicitation, the expenses for which are not expected to exceed $50,000. Solicitation may also be undertaken by mail, telephone and personal contact by directors, officers and employees of the Company without additional compensation.

BNY Mellon Shareholder Services, the Company's transfer agent and registrar, will receive and tabulate proxies.



                              OTHER INFORMATION

The Company knows of no other matters which will be presented for consideration at the Annual Meeting. However, if any other matters or proposals properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve, and voting on proposals omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.


Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms, the absence of a Form 3, Form 4 or Form 5 or written representations that no Form 4's or 5's were required, the Company believes that, with respect to the fiscal year ended September 30, 2009, its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.



Stockholders' Proposals

Proposals of stockholders intended for inclusion in the Company's proxy statement and form of proxy for the 2010 Annual Meeting of Stockholders must be delivered to Cindy Denis, Secretary of Rofin-Sinar Technologies Inc., 40984 Concept Drive, Plymouth, Michigan 48170 by Friday, September 24, 2010.

Under the Company's Certificate of Incorporation and By-Laws, stockholders desiring to nominate persons for election as directors or bring other business before the annual meeting must deliver or mail a notice to the Secretary that must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs. Stockholders' notices must contain the specific information set forth in the Certificate of Incorporation and the By-Laws. Stockholders will be furnished a copy of the Company's Certificate of Incorporation and By-Laws without charge upon written request to the Secretary of the Company.

Form 10-K Annual Report

A Copy of the Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2009, as filed with the Securities and Exchange Commission, is included in the Annual Report to Shareholders and is furnished with this proxy statement. A stockholder may obtain additional copies of the Form 10-K (excluding exhibits) without charge by addressing a written request to the Secretary, Rofin-Sinar Technologies Inc., 40984 Concept Drive, Plymouth, Michigan 48170.

                                   By Order of the Board of Directors


                                      /S/ Peter Wirth
                                      ---------------------------
                                      Peter Wirth
                                      Chairman of the Board

Plymouth, Michigan
January 29, 2010

                     ROFIN-SINAR TECHNOLOGIES INC.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter Wirth and Cindy Denis as Proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Common Shares of Rofin-Sinar Technologies Inc. which the undersigned is entitled to vote at the Annual Meeting to be held on March 17, 2010, or any adjournment thereof.

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted FOR proposals 1, 2, and 3.


1.  Election of Directors:
    For Election to Term Expiring in 2013: Carl F. Baasel, Gary K. Willis and Daniel J. Smoke.

    / / For         / / Withheld        / / Exceptions *


    * Exceptions
                 -----------------------

    To vote your shares for all director nominees, mark the "For" box on item 1. To withhold voting for all nominees, mark the "Withheld" box. If you do not wish your shares voted "For" a particular nominee, mark the "Exceptions" box and enter the name(s) of the exception(s) in the space provided.


2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for the fiscal year ending September 30, 2010.

    / / For         / / Against         / / Abstain


3. In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.














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